                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration Number 333-73137

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 15, 1999)

                         8,000,000 Preferred Securities

                              WEC CAPITAL TRUST I
                  6.85% Trust Preferred Securities (TruPS(R))
                ($25 liquidation amount per Preferred Security)
         Fully and unconditionally guaranteed, as described herein, by

                          WISCONSIN ENERGY CORPORATION

   A brief description of the 6.85% Trust Preferred Securities (TruPS(R)) can be found under "SUMMARY INFORMATION--Q&A" in this prospectus supplement.

                                 ------------

   Application will be made to list the 6.85% Trust Preferred Securities (TruPS(R)) on the New York Stock Exchange. If approved, we expect trading of the 6.85% Trust Preferred Securities (TruPS(R)) to begin within 30 days after they are first issued.

   Investing in the 6.85% Trust Preferred Securities (TruPS(R)) involves risks. See "RISK FACTORS" beginning on page S-6.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                    Per Trust
                                                Preferred Security    Total
                                                ------------------ ------------
Public offering price..........................     $    25.00     $200,000,000
Underwriting commissions to be paid by
 Wisconsin Energy Corporation..................     See below.       See below.
Proceeds to WEC Capital Trust I................     $    25.00     $200,000,000

                                 ------------

   Underwriting commissions of $0.7875 per 6.85% Trust Preferred Security (or $6,300,000 for all 6.85% Trust Preferred Securities) (TruPS(R)) will be paid by Wisconsin Energy Corporation; except that for sales of 10,000 or more 6.85% Trust Preferred Securities (TruPS(R)) to a single purchaser, the commissions will be $0.50 per 6.85% Trust Preferred Security.

   We expect that the 6.85% Trust Preferred Securities (TruPS(R)) will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 25, 1999.

   "TruPS(R)" is a registered service mark of Salomon Smith Barney Inc.

                                 ------------

Salomon Smith Barney
                Merrill Lynch & Co.
                                Bear, Stearns & Co. Inc.
                                                           Robert W. Baird & Co.
                                                               Incorporated

March 16, 1999.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                             Prospectus Supplement

Summary Information--Q&A..................................................  S-3
Risk Factors..............................................................  S-6
Use of Proceeds...........................................................  S-9
Selected Financial Information............................................  S-9
Accounting Treatment......................................................  S-9
Description of Securities................................................. S-10
Certain Terms of the Preferred Securities................................. S-10
Certain Terms of the Junior Subordinated Debentures....................... S-11
United States Taxation.................................................... S-12
Underwriting.............................................................. S-17

                                   Prospectus

About this Prospectus.....................................................    2
Forward-Looking Statements and Cautionary Factors.........................    2
Wisconsin Energy..........................................................    2
The WEC Trusts............................................................    3
Use of Proceeds...........................................................    5
Capitalization............................................................    5
Ratio of Earnings to Fixed Charges........................................    5
Description of Debt Securities............................................    6
Description of Preferred Securities.......................................   15
Description of Guarantees.................................................   26
Relationship Among the Preferred Securities, the Corresponding Junior
 Subordinated Debentures and the Guarantees...............................   28
Book-Entry Issuance.......................................................   30
Plan of Distribution......................................................   32
Certain Legal Matters.....................................................   33
Experts...................................................................   34
Where You Can Find More Information.......................................   34

                            SUMMARY INFORMATION--Q&A

   The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the 6.85% Trust Preferred Securities (TruPS(R)). You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "RISK FACTORS" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

What are the preferred securities?

   Each preferred security represents an undivided beneficial interest in the assets of WEC Capital Trust I. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The trust is offering 8,000,000 preferred securities at a price of $25 for each preferred security.

Who is the trust?

   The trust is a Delaware business trust. Its principal place of business is c/o Wisconsin Energy Corporation, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201. Its telephone number is (414) 221-2345.

   The trust will sell its preferred securities to the public and its common securities to Wisconsin Energy Corporation (Wisconsin Energy). The trust will use the proceeds from these sales to buy a series of 6.85% junior subordinated debentures due March 31, 2039, from Wisconsin Energy with the same financial terms as the preferred securities. Wisconsin Energy will guarantee payments made on the preferred securities as described below.

   The First National Bank of Chicago will act as property trustee of the trust. Two officers of Wisconsin Energy will act as administrative trustees. First Chicago Delaware Inc. will be the Delaware trustee. The First National Bank of Chicago will act as trustee under the indenture pursuant to which the junior subordinated debentures will be issued, and will act as trustee under the guarantee of Wisconsin Energy. The property trustee, Delaware trustee and administrative trustees are sometimes referred to as the issuer trustees.

Who is Wisconsin Energy?

   Wisconsin Energy is a holding company organized under the laws of Wisconsin in 1981. It has its principal office at 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201. Its telephone number is (414) 221-2345.

   Wisconsin Energy's principal subsidiary is Wisconsin Electric Power Company, a regulated electric, gas and steam utility.

When will you receive quarterly distributions?

   If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at an annual rate of 6.85% of the liquidation amount of $25 per preferred security. Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999.

When can payment of your distributions be deferred?

   Wisconsin Energy can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures (which is March 31, 2039).

   If Wisconsin Energy defers interest payments on the junior subordinated debentures, the trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred securities at an annual rate of 6.85% of the liquidation amount of $25 per preferred security. Also, the deferred distributions will themselves accrue interest at an annual rate of 6.85% (to the extent permitted by law). Once Wisconsin Energy makes all interest payments on the junior subordinated debentures, with accrued interest, it can again defer interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

   During any period in which Wisconsin Energy defers interest payments on the junior subordinated debentures, Wisconsin Energy will not be permitted to (with limited exceptions):

  . pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments with respect to the foregoing; or

  . make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal to or junior to the junior subordinated debentures.

   If Wisconsin Energy defers payments of interest on the junior subordinated debentures, the preferred securities will, from the time of the deferral, be treated as being issued with original issue discount ("OID") for United States federal income tax purposes. This means you will be required to recognize interest income with respect to distributions and include those amounts in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to that interest income. See "UNITED STATES TAXATION--Interest Income and Original Issue Discount."

When can the trust redeem the preferred securities?

   The trust must redeem all of the outstanding preferred securities and common securities when the junior subordinated debentures are paid at maturity on March 31, 2039. In addition, if Wisconsin Energy redeems any junior subordinated debentures before their maturity date, the trust will use the cash it receives from the redemption to redeem, on a pro rata basis, preferred securities and common securities having a combined liquidation amount equal to the principal amount of the junior subordinated debentures redeemed.

   Wisconsin Energy can redeem some or all of the junior subordinated debentures before their maturity at 100% of their principal amount on one or more occasions at any time on or after March 25, 2004. Wisconsin Energy also has the option to redeem the junior subordinated debentures, in whole but not in part, at any time if certain changes in tax or investment company law occur and other specified conditions are satisfied, as more fully described under "CERTAIN TERMS OF THE PREFERRED SECURITIES--Special Event Redemption." In any case, Wisconsin Energy will pay accrued interest to the date of redemption.

What is Wisconsin Energy's guarantee of the preferred securities?

   Wisconsin Energy will guarantee the preferred securities based on:

  .  its obligations to make payments on the junior subordinated debentures;

  .  its obligations under the guarantee; and

  .  its obligations under the trust agreement.

   Wisconsin Energy's obligations under the junior subordinated debentures are subordinate and junior in right of payment to all of its senior debt. At December 31, 1998, Wisconsin Energy's senior debt totaled about $67 million, and its subsidiaries had additional aggregate debt of approximately $2.1 billion.

   The payment of distributions on the preferred securities is guaranteed by Wisconsin Energy under the guarantee, but only to the extent the trust has funds legally and immediately available to make distributions.

   Wisconsin Energy's obligations under the guarantee are:

  .  subordinate and junior in right of payment to its other liabilities;

  .  equal in rank to its most senior preferred stock, if any is issued; and

  .  senior to its common stock.

When could the junior subordinated debentures be distributed to you?

   Wisconsin Energy has the right to dissolve the trust at any time. If Wisconsin Energy dissolves the trust, the trust will liquidate (after satisfaction of any liabilities to creditors of the trust as provided by applicable law) by distributing the junior subordinated debentures to holders of the preferred securities and the common securities on a pro rata basis. If the junior subordinated debentures are distributed, Wisconsin Energy will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange (NYSE) (or any other exchange on which the preferred securities are then listed) in place of the preferred securities.

Will the preferred securities be listed on a stock exchange?

   Application will be made to list the preferred securities on the NYSE. If approved, trading of the preferred securities is expected to begin within 30 days after they are first issued.

Will holders of the preferred securities have any voting rights?

   Generally, the holders of the preferred securities will not have any voting rights. See "DESCRIPTION OF THE PREFERRED SECURITIES--Voting Rights; Amendment of Each Trust Agreement" in the accompanying prospectus.

In what form will the preferred securities be issued?

   The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (DTC) or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities. Wisconsin Energy expects that the preferred securities will be ready for delivery through DTC on or about March 25, 1999.

                                  RISK FACTORS

   Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the preferred securities is suitable for you.

Wisconsin Energy's Obligations Under the Guarantee and the Junior Subordinated Debentures Are Subordinated.

   Wisconsin Energy's obligations under the junior subordinated debentures will rank junior in priority of payment to all of Wisconsin Energy's senior debt. This means that Wisconsin Energy cannot make any payments on the junior subordinated debentures if it defaults on a payment of senior debt and does not cure the default within the applicable grace period or if the senior debt becomes immediately due because of a default and has not yet been paid in full. Although this rule does not apply to a default by one of Wisconsin Energy's subsidiaries, the subsidiaries may be unable to pay dividends or make other distributions to Wisconsin Energy when they are in default. Dividends and other distributions from subsidiaries are Wisconsin Energy's only ongoing source of revenues from which to repay the junior subordinated debentures. At December 31, 1998, senior debt of Wisconsin Energy totaled approximately $67 million and senior debt of its subsidiaries aggregated approximately $2.1 billion.

   Wisconsin Energy's obligations under the guarantee will rank in priority of payment as follows:

  .  subordinate and junior in right of payment to all its other liabilities;

  .  equal in rank to its most senior preferred stock, if any is issued; and

  .  senior to its common stock.

   This means that Wisconsin Energy cannot make any payments on the guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of Wisconsin Energy, its assets would be available to pay obligations under the guarantee only after Wisconsin Energy made all payments on its other liabilities.

   Neither the preferred securities, the junior subordinated debentures nor the guarantee limit the ability of Wisconsin Energy or its subsidiaries to incur additional debts, including debts that rank senior in priority of payment to the junior subordinated debentures and the guarantee. See "DESCRIPTION OF GUARANTEES--Status of the Guarantees" and "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying prospectus.

Wisconsin Energy's Subsidiaries May be Restricted in Providing Funds for Payments to the Trust.

   Because Wisconsin Energy is a holding company and conducts all of its operations through subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of the subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of Wisconsin Energy's utility subsidiaries to transfer funds to it in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The indenture does not limit Wisconsin Energy or its subsidiaries if we decide to issue additional debt.

The Guarantee Only Covers Payments if the Trust has Cash Available.

   The ability of the trust to pay scheduled distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon Wisconsin Energy making the related payments on the junior subordinated debentures when due.

   If Wisconsin Energy defaults on its obligations to pay principal or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts.

   Instead you:

  . may directly sue Wisconsin Energy or seek other remedies to collect your pro rata share of payments owed; or

  . may rely on the property trustee to enforce the trust's rights under the junior subordinated debentures.

Deferral of Distributions Would Have Tax Consequences for You and May Affect the Trading Price of the Preferred Securities.

   So long as no event of default under the junior subordinated debentures has occured and is continuing, Wisconsin Energy can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If Wisconsin Energy defers interest payments on the junior subordinated debentures, the trust will defer distributions on the preferred securities during any deferral period. However, distributions would still accumulate and the deferred distributions would themselves accrue interest at the rate of 6.85% per annum (to the extent permitted by law).

   If Wisconsin Energy defers interest payments on the junior subordinated debentures, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the accrued interest on the junior subordinated debentures held by the trust) before you receive any cash relating to that interest. In addition, you will not receive the cash if you sell the preferred securities before the end of any deferral period or before the record date relating to distributions which are paid.

   Wisconsin Energy has no current intention of deferring interest payments on the junior subordinated debentures. However, if Wisconsin Energy exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Wisconsin Energy's right to defer payments of interest on the junior subordinated debentures may mean that the market price for the preferred securities (which represent an undivided beneficial interest in the trust, substantially all of the assets of which consist of the junior subordinated debentures) may be more volatile than other securities that do not have these rights.

   See "UNITED STATES TAXATION" for more information regarding the tax consequences of purchasing, holding and selling the preferred securities.

Preferred Securities May be Redeemed at Any Time if Specified Changes in Tax or Investment Company Law Occur.

   If certain changes in tax or investment company law occur and are continuing, and other conditions are satisfied, Wisconsin Energy has the right to redeem the junior subordinated debentures, in whole but not in part, at any time. Any redemption will cause a mandatory redemption of all preferred securities and common securities at a redemption price equal to $25 per security plus any accrued and unpaid distributions.

Preferred Securities May be Redeemed at the Option of Wisconsin Energy.

   At the option of Wisconsin Energy, the junior subordinated debentures may be redeemed, in whole, at any time, or in part, from time to time, on or after March 25, 2004, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES--Redemption." You should assume that Wisconsin Energy will exercise its redemption option if Wisconsin Energy is able to refinance at a lower interest rate or it is otherwise in Wisconsin Energy's interest to redeem the junior subordinated debentures. If the junior subordinated debentures are redeemed, the trust must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures to be redeemed. See "DESCRIPTION OF THE PREFERRED SECURITIES-- Redemption or Exchange" in the accompanying prospectus.

There Can Be No Assurance as to the Market Prices for the Preferred Securities or the Junior Subordinated Debentures.

   The preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, or the junior subordinated debentures that a holder of preferred securities may receive upon a dissolution of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities offered by this prospectus supplement. As a result of Wisconsin Energy's right to defer interest payments on the junior subordinated debentures, the market price of the preferred securities (which represent undivided beneficial ownership interests in the trust, substantially all of the assets of which consist of the junior subordinated debentures) may be more volatile than the market prices of other securities that are not subject to similar optional deferrals.

Wisconsin Energy May Dissolve the Trust at Any Time.

   Wisconsin Energy has the right to dissolve the trust at any time. If Wisconsin Energy decides to exercise its right to dissolve the trust, the trust will liquidate (after satisfaction of any liabilities to creditors of the trust as provided by applicable law) by distributing the junior subordinated debentures to holders of the preferred securities and the common securities on a pro rata basis.

   If the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debentures to you may be a taxable event to you. Under current United States federal income tax law, a distribution of junior subordinated debentures to you on the dissolution of the trust should not be a taxable event to you.

   Wisconsin Energy has no current intention to cause the dissolution of the trust and the distribution of the junior subordinated debentures. Wisconsin Energy anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust were substantially greater than currently expected, such as if unfavorable changes in tax law or investment company law occurred. See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Redemption" in the accompanying prospectus. Wisconsin Energy cannot predict the other circumstances under which this right would be exercised.

   Although Wisconsin Energy will use its best efforts to list the junior subordinated debentures on the NYSE (or any other exchange on which the preferred securities are then listed) if they are distributed, we cannot assure you that the junior subordinated debentures will be approved for listing or that a trading market will exist for these securities.

You Have Voting Rights Only Under Limited Circumstances.

   You will have limited voting rights. In particular, subject to certain exceptions, only Wisconsin Energy can appoint or remove any of the issuer trustees. See "DESCRIPTION OF THE PREFERRED SECURITIES--Voting Rights; Amendment of Each Trust Agreement" in the accompanying prospectus.

                                USE OF PROCEEDS

   The trust will use all of the proceeds it receives from the sale of its preferred securities and common securities to purchase junior subordinated debentures from Wisconsin Energy. Wisconsin Energy intends to use the proceeds from its sale of the junior subordinated debentures to the trust to fund a capital contribution of approximately $105 million to Wisvest Connecticut, LLC, an indirect wholly owned subsidiary of Wisconsin Energy, to support its acquisition of certain generating assets from The United Illuminating Company, and for repayment of short term borrowings. Wisconsin Energy's consolidated short term borrowings are expected to approximate $271 million before receipt of the proceeds from the preferred securities and bear interest at a weighted average annual rate of approximately 4.87%.

                         SELECTED FINANCIAL INFORMATION

   The following is a selection of certain financial information covering Wisconsin Energy. This information is taken from our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1997, and from our consolidated financial statements for the year ended December 31, 1998, for which an audit report has not yet been issued. See "WHERE YOU CAN FIND MORE INFORMATION" in the accompanying prospectus.

                                                   Years Ended
                         ----------------------------------------------------------------
                         December 31, December 31, December 31, December 31, December 31,
                             1998       1997(1)        1996         1995         1994
                         ------------ ------------ ------------ ------------ ------------
Income Statement Data:   (Unaudited)    (Dollars in millions except per share amounts)
  Operating Revenues....    $1,980       $1,790       $1,774       $1,770       $1,742
  Operating Income......    $  277       $  199       $  306       $  329       $  263
  Net Income............    $  188       $   61       $  218       $  234       $  181
  Earnings Per Share of
   Common Stock.........    $ 1.65       $ 0.54       $ 1.97       $ 2.13       $ 1.67

--------
(1) In June 1997, Wisconsin Energy recorded a nonrecurring $30.7 million charge to write-off deferred merger costs related to the terminated merger agreement with Northern States Power Company. In December 1997, Wisconsin Energy recorded a nonrecurring $30.0 million charge to write-down equipment purchased for the Kimberly Cogeneration Project. In addition, 1997 earnings decreased due to significantly higher fuel and purchased power expenses; increased other operation and maintenance expenses; higher depreciation expense; and retail electric and gas rate decreases that became effective in February 1997.

                              ACCOUNTING TREATMENT

   The trust will be treated as Wisconsin Energy's subsidiary, and the accounts of the trust will be included in our financial statements. Currently the FASB is considering the classification of trust preferred securities within the balance sheet. Pending clarification from the FASB, the preferred securities will be presented as a separate line item in our balance sheet and disclosures concerning the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to the financial statements. We will record distributions paid on the preferred securities as an expense.

                           DESCRIPTION OF SECURITIES

   This prospectus supplement discloses the specific terms and provisions of the preferred securities and the junior subordinated debentures and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus supplement and the accompanying prospectus contain the material terms and conditions for each security. For more information, please refer to the trust agreement, the indenture, the guarantee and the securities resolution of Wisconsin Energy authorizing the issuance of the junior subordinated debentures. Forms of these documents are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used in this prospectus supplement have the meanings given to them in these documents.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

Distributions

   The preferred securities represent undivided beneficial interests in the assets of the trust. Distributions on the preferred securities are cumulative and will accumulate from the date they are first issued at the annual rate of 6.85% of the $25 per preferred security liquidation amount. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate of 6.85% on the amount of unpaid distributions (to the extent permitted by law). The term "distributions" includes any of these distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

   At any time and from time to time, so long as no event of default has occurred and is continuing under the junior subordinated debentures, we may defer interest payments for up to 20 consecutive quarters. However, no deferral period will extend beyond the maturity date of the junior subordinated debentures. The trust will similarly defer quarterly distributions on the preferred securities during any deferral period, but the amount of distributions due to you would continue to accumulate at the rate stated above, compounded quarterly to the extent permitted by law.

   We have no current intention to exercise our right to defer interest payments on the junior subordinated debentures issued to the trust. If we defer interest payments on the junior subordinated debentures, we would be subject to certain restrictions relating to the payment of dividends on or purchases of our capital stock and payments on our debt securities ranking equal with or junior to the junior subordinated debentures. See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Option to Extend Interest Payment Date" in the accompanying prospectus.

   See the accompanying prospectus for additional terms of the preferred securities, including provisions relating to the deferral of distributions, the payment of distributions and the subordination of the common securities.

   If distributions are payable on a date that is not a business day, payment will be made on the next business day, without any interest or other payment in respect for any delay. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close, or a day on which the Federal Reserve Bank of New York is not open.

Redemption

   When we pay the junior subordinated debentures at maturity on March 31, 2039, or upon early redemption, the property trustee will use the proceeds to redeem a like amount of the preferred and common securities. The property trustee will give you at least 30 days, but not more than 60 days, notice before the redemption date. The preferred and (unless there is a default under the junior subordinated debentures) common securities will be redeemed at a price equal to the liquidation amount of $25 per security plus accrued and unpaid distributions to the date of redemption.

   If less than all of the preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be the allocated 3% to the common securities holders, subject to the exceptions as described in "DESCRIPTION OF PREFERRED SECURITIES-- Subordination of Common Securities" in the accompanying prospectus and 97% to the preferred securities holders. The preferred and (unless there is a default under the junior subordinated debentures) common securities to be redeemed will be selected by the property trustee by a method determined to be fair and appropriate by it subject to the subordination provisions of the common securities.

Special Event Redemption

   If a Tax Event or an Investment Company Event, each as defined in the accompanying prospectus (each a Special Event), has occurred and is continuing, we may redeem the junior subordinated debentures, in whole but not in part. This will cause a mandatory redemption of the preferred securities and the common securities, in whole but not in part and within 90 days following the occurrence of the Special Event, at the liquidation amount of $25 per preferred security plus unpaid distributions to the date of redemption.

   However, in the case of an occurrence of a Tax Event, if we can eliminate, within the 90 day period, the Tax Event by taking some action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on us, the trust or the preferred and common security holders, we will pursue that action instead of redemption. We will have no right to redeem the junior subordinated debentures while the trust or the property trustee is pursuing any similar action based on its obligations under the trust agreement.

   See the accompanying prospectus for other redemption provisions and for redemption procedures.

              CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

   The junior subordinated debentures will be issued as a series pursuant to a securities resolution dated as of March 16, 1999, under the indenture. The junior subordinated debentures are unsecured and rank subordinate and junior in right of payment to all of our senior debt securities and subordinated debt securities (if any).

Interest Rate and Maturity

   The junior subordinated debentures will mature on March 31, 2039, and will bear interest at the annual rate of 6.85% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Interest payments not paid when due will accrue additional interest compounded quarterly at the annual rate of 6.85% on the amount of unpaid interest (to the extent permitted by law). The term "interest payments," includes this additional interest. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions of the preferred securities.

   See the accompanying prospectus for other terms of the junior subordinated debentures, including provisions relating to the deferral of interest payments, under "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts" in the accompanying prospectus.

Redemption

   We have the option to redeem the junior subordinated debentures prior to maturity at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date (a) in whole or in part at any time on or after March 25, 2004, or (b) in whole but not in part if a Special Event has occurred and is continuing.

Distribution of Junior Subordinated Debentures

   If the property trustee distributes the junior subordinated debentures to the preferred and common securities holders upon the dissolution and liquidation of the trust, the junior subordinated debentures will be issued in denominations of $25 and integral multiples thereof. We anticipate that the junior subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially similar to those in effect for the preferred securities.

   For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "BOOK-ENTRY ISSUANCE" in the accompanying prospectus.

                             UNITED STATES TAXATION

General

   The following summary of the material United States federal income tax consequences of purchasing, holding and selling the preferred securities is based on the views of Quarles & Brady LLP, tax counsel to Wisconsin Energy. This summary is based on (1) the Internal Revenue Code of 1986, as amended ("Code"), (2) income tax regulations issued under the Code, and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the issuance date of the preferred securities. As part of its fiscal year 2000 budget proposal, the Clinton Administration recently made certain proposals aimed at curbing what have become known as "corporate tax shelters." Although we believe that these proposals, if enacted into law in their current form, are not likely to apply to the issuance of the preferred securities (based on both their substance and the proposed effective date), because no specific statutory language has been proposed and because the proposed effective date is subject to change, the effect of the Clinton Administration's fiscal year 2000 budget proposal is uncertain.

   These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service ("IRS") or the courts could later disagree with what we explain in this summary. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, holding and selling the preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus supplement concerning such consequences, and a court could agree with the IRS.

   Except where we state otherwise, this summary deals only with preferred securities held as a capital asset (as defined in section 1221 of the Code) by a holder who (a) purchases the preferred securities at their original offering price when the trust originally issues them (an "Initial Holder") and (b) is a US Holder (as defined below).

   We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are not US Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "hedge," or as part of a "conversion transaction" or other integrated investment. Further, we do not address:

  . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the preferred securities;

  . the United States federal alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities; or

  . any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

   A "US Holder" is a preferred securities holder who or which is:

  . a United States citizen or resident individual (or someone treated as a citizen or resident individual for United States federal income tax purposes);

  . a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state or other political subdivision;

  . an estate if its income is subject to United States federal income taxation regardless of its source; or

  . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

   A "Non-US Holder" is a preferred securities holder other than a US Holder.

Characterization of the Trust

   When the trust issues the preferred securities, Quarles & Brady LLP, tax counsel to us and the trust, will give a legal opinion stating that under current law and based on the representations, facts and assumptions described in this prospectus supplement and the accompanying prospectus, and assuming full compliance with the terms of the trust agreement, the underwriting agreement governing the sale of the preferred securities by us to the underwriters and the indenture (and other relevant documents), the trust will be characterized for United States federal income tax purposes as a grantor trust and will not be taxable as a corporation. Accordingly, for United States federal income tax purposes, you will be treated as the beneficial owner of a pro rata undivided interest in the junior subordinated debentures. You must include in your gross income for United States federal income tax purposes all interest on and any gain recognized with respect to your pro rata share of the junior subordinated debentures.

Characterization of the Junior Subordinated Debentures

   We and the trust will agree to treat the junior subordinated debentures as debt for United States federal income tax purposes. By accepting the preferred securities, you agree to treat the junior subordinated debentures as debt and to accept the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. We can give no assurance that this position will not be challenged by the IRS, however, or that such a challenge would not be successful.

Interest Income and Original Issue Discount

   Under applicable income tax regulations, if there is only a remote likelihood that a company will not make its interest payments on time, then the debt will be considered to be issued without OID. We believe that the likelihood that we will elect to defer interest payments is remote, since this would prevent us from declaring dividends on any of our capital stock or making payments on our debt securities which rank equal with or junior to the junior subordinated debentures until we made up all of the missed interest payments. Accordingly, we will take the position that the junior subordinated debentures will not be issued with OID. As a result, the interest payments on the junior subordinated debentures (which are used to make distributions on the preferred securities) generally will be taxable to you as ordinary income when they are paid or accrued depending on your method of United States federal income tax accounting.

   If, however, we elect to defer payments of interest, the junior subordinated debentures would at that time be treated as re-issued with OID, and all remaining interest payments would be treated as OID. In that case, all of your taxable interest income on the junior subordinated debentures would have to be included in your gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis even if you otherwise used a cash basis method of tax accounting. This means that you would include interest income for tax purposes, and pay United States federal income taxes, on the interest income you should have received on the interest payment dates even though we did not actually make cash interest payments on those dates.

   If the likelihood that we will decide to defer any payments of interest were not treated as remote, the junior subordinated debentures would be considered as issued initially with OID in an amount equal to the sum of all the interest payable over the term of the junior subordinated debentures. Again, this would mean that you would have to include interest income in gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis instead of on the dates you actually receive the cash payments.

   The IRS has not issued any rulings or interpretation which define the meaning of the term "remote" as used in the applicable income tax regulations. The IRS could take a position that differs from what we state in this prospectus supplement.

Corporate US Holders

   Because the income from the preferred securities will not be considered to be dividends for United States federal income tax purposes, corporate US Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

Market Discount and Acquisition Premium

   Holders of the preferred securities other than Initial Holders may be considered to have acquired their undivided interests in the junior subordinated debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes). Such holders are urged to consult with their own tax advisors concerning the tax consequences of purchasing, owning and selling the preferred securities.

Sales of Preferred Securities

   If you sell your preferred securities, you will recognize a gain or loss equal to the difference between the amount realized from the sale of the preferred securities (generally, your selling price minus any portion attributable to accrued but unpaid interest not otherwise includible as OID) and your adjusted tax basis in the preferred securities. If we do not defer interest on the junior subordinated debentures, your adjusted tax basis in the preferred securities generally will equal the initial purchase price that you paid for the preferred securities. If, however, we elect to defer interest payments on the junior subordinated debentures, your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any accrued and unpaid distributions that you were required to treat as OID.

   Except to the extent of any accrued market discount, a gain or loss on the sale of preferred securities generally will be a capital gain or loss if the preferred securities are held as capital assets. The maximum regular United States federal income tax rate on capital gains for individual taxpayers is currently 20% for sales and exchanges of capital assets held for more than one year. All net capital gains of a corporate taxpayer are subject to tax at ordinary corporate income tax rates of up to 35%. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

   If you sell your preferred securities between record dates for payments of distributions on the preferred securities, you will be required to include in gross income for United States federal income tax purposes accrued and unpaid interest not previously included in gross income through the date of sale, to the extent you were not otherwise required to report this income as OID.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

   Under certain circumstances, as described in the accompanying prospectus under "DESCRIPTION OF PREFERRED SECURITIES--Liquidation Distribution Upon Dissolution," the property trustee may distribute the junior subordinated debentures to you in exchange for your preferred securities. This will result in the liquidation and termination of the trust. Such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted tax basis in the junior subordinated debentures you received equal to your aggregate adjusted tax basis in your preferred securities. For a description of adjusted tax basis, see the discussion above in "Sales of Preferred Securities."

   Further, the holding period of the junior subordinated debentures you received would be the same as the period for which you held your preferred securities. If, however, the distribution were caused by a Tax Event and the trust was taxable as a corporation, the distribution would be a taxable event for United States federal income tax purposes. In that case, you could recognize a gain or loss, your adjusted tax basis in the junior subordinated debentures could differ from your adjusted tax basis in the preferred securities, and your holding period for the junior subordinated debentures would not include the period during which you held the preferred securities.

   The junior subordinated debentures may be redeemed for cash under certain circumstances, and the proceeds would be used by the property trustee to redeem a like amount of preferred securities. Such a redemption of preferred securities would be a taxable event for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "Sales of Preferred Securities" above.

Non-US Holders

   Payments to a Non-US Holder will generally not be subject to United States federal withholding tax, provided the holder:

  . does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of Wisconsin Energy entitled to vote;

  . is not a controlled foreign corporation that is related to Wisconsin Energy actually or constructively through stock ownership; and

  . is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

   To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder ("Withholding Agent") must have received a statement that:

  . is signed by the holder of the preferred securities under penalties of perjury;

  .  certifies that such holder is not a US Holder; and

  .  provides the name and address of the holder.

   The statement may be made on an appropriate IRS Form W-8 or a substantially similar form, and the holder must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. Unless a change in the information on the statement occurs, the statement will be valid through the end of the third calendar year following the year in which the statement is signed. If the preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent along with a copy of the appropriate IRS Form W-8 or the substitute form provided by the holder.

   A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. However, if a Non-US Holder holds the preferred securities in connection with a trade or business conducted in the United States, or is present in the United States in certain circumstances, the holder may be subject to income tax on all income and gains recognized.

Backup Withholding

   You may be subject to a "backup withholding" tax of 31% on distributions made on the preferred securities and on the entire price received on the sale of the preferred securities if you:

  . fail to provide your social security or taxpayer identification number to your broker;

  . provide your broker with an incorrect social security or tax identification number;

  . fail to provide your broker with a certified statement that your social security or tax identification number is correct and that you are not subject to backup withholding; or

  .  improperly report interest and dividends on your tax return.

Backup withholding, however, may not apply to interest payments made to certain exempt recipients such as corporations or tax-exempt organizations.

   Backup withholding generally will not apply to payments made to a Non-US Holder who provides the required certificate or otherwise establishes an exemption from backup withholding. Payments of the proceeds of a disposition of the preferred securities by a United States office of a broker generally will be subject to backup withholding at a rate of 31% unless the Non-US Holder certifies under penalties of perjury that it is a Non-US Holder or otherwise establishes an exemption.

   Any withheld amounts will be allowed as a credit against your United States federal income tax, provided the required information is provided to the IRS.

The tax information above is intended only as a summary of material United States federal tax consequences of an investment in the trust. We urge you to consult with your own tax advisor as to the United States federal, state, local, foreign and other tax consequences associated with purchasing, owning and selling the preferred securities. The statements of United States tax laws described above are based on the laws in force as of the date of this prospectus supplement, and are subject to any changes in United States law occurring after that date.

                                 UNDERWRITING

   Under the terms and subject to the conditions of the underwriting agreement dated March 16, 1999, each underwriter named below, for whom Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., and Robert W. Baird & Co. Incorporated are acting as representatives, has severally agreed to purchase from the trust, and the trust has agreed to sell to such underwriter, the number of preferred securities set forth opposite the name of such underwriter below.

                                                                 Number of
          Name                                              Preferred Securities
          ----                                              --------------------
      Salomon Smith Barney Inc.............................      1,994,500
      Merrill Lynch, Pierce, Fenner & Smith
      Incorporated.........................................      1,994,500
      Bear, Stearns & Co. Inc..............................        910,000
      Robert W. Baird & Co. Incorporated...................        910,000
      A.G. Edwards & Sons, Inc.............................        133,000
      ABN AMRO Incorporated................................        133,000
      CIBC Oppenheimer Corp................................        133,000
      B.C. Ziegler and Company.............................        133,000
      Dain Rauscher Incorporated...........................        133,000
      EVEREN Securities, Inc...............................        133,000
      SG Cowen Securities Corporation......................        133,000
      J.C. Bradford & Co...................................        133,000
      Piper Jaffray Inc....................................        133,000
      Powell Capital Markets, Inc..........................        133,000
      Prudential Securities Incorporated...................        133,000
      Fahnestock & Co. Inc.................................         52,000
      Fidelity Capital Markets.............................         52,000
      Janney Montgomery Scott Inc..........................         52,000
      Legg Mason Wood Walker, Incorporated.................         52,000
      McDonald Investments Inc.............................         52,000
      Mesirow Financial, Inc...............................         52,000
      Morgan Keegan & Company, Inc.........................         52,000
      Olde Discount Corporation............................         52,000
      Raymond James & Associates, Inc......................         52,000
      Roney Capital Markets................................         52,000
      The Robinson-Humphrey Company, LLC...................         52,000
      Tucker Anthony Incorporated..........................         52,000
      Utendahl Capital Partners, L.P.......................         52,000
      Wheat First Securities, Inc..........................         52,000
                                                                 ---------
          Total............................................      8,000,000
                                                                 =========

   The underwriters are obligated to take and pay for the total number of preferred securities offered hereby if any such preferred securities are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

   The underwriting agreement provides that we and the trust will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   Our expenses associated with the offer and sale of the preferred securities are estimated to be $400,000.

   In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase our junior subordinated debentures, the underwriting agreement provides that we will pay as compensation to the underwriters $0.7875 per preferred security for the accounts of the several underwriters ($6,300,000 in the aggregate); provided that such compensation will be $0.50 per preferred security for sales of 10,000 or more preferred securities to a single purchaser. Therefore, to the extent of such sales, the actual amount of underwriters' compensation will be less than the aggregate amount specified in the preceding sentence.

   The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession of $0.50 per preferred security. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.30 per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Application will be made to list the preferred securities on the NYSE. If approved, trading of the preferred securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the preferred securities. Prior to this offering, there has been no public market for the preferred securities. In order to meet one of the requirements for listing the preferred securities on the NYSE, the underwriters will undertake to sell lots of 100 or more preferred securities to a minimum of 400 beneficial holders.

   We and the trust have agreed, during the period of 30 days from the date of the underwriting agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or the junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities (except for the junior subordinated debentures and the preferred securities issued pursuant to the underwriting agreement), without the prior written consent of the representatives.

   In order to facilitate the offering of the preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the preferred securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the preferred securities for their own account. In addition, to cover overallotments or to stabilize the price of the preferred securities, the underwriters may bid for, and purchase, the preferred securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the preferred securities in the offering, if the syndicate repurchases previously distributed preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the preferred securities above independent market levels. The underwriters are not required to engage in these activities, and if commenced, may end any of these activities at any time.

   Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to us and our affiliates in the ordinary course of business.

PROSPECTUS

                                  $300,000,000

                          WISCONSIN ENERGY CORPORATION

                                Debt Securities

                               ----------------

                              WEC CAPITAL TRUST I
                              WEC CAPITAL TRUST II

                              Preferred Securities
                      Fully and Unconditionally Guaranteed
                             as described herein by
                          Wisconsin Energy Corporation

THE WEC TRUSTS:

  . will issue and sell preferred securities (representing undivided beneficial interests in a trust) to the public;

  .  will issue and sell common securities to Wisconsin Energy; and

  . will use the proceeds from these sales to buy a series of junior subordinated debentures from Wisconsin Energy with terms that correspond to the preferred securities.

WISCONSIN ENERGY:

  . will pay principal and interest on the junior subordinated debentures, subject to payment on its more senior debt;

  . may choose to distribute these junior subordinated debentures pro-rata to the preferred and common securities holders if it dissolves the trust;

  . will fully and unconditionally guarantee the preferred securities on a junior subordinated level based on:

     . its obligations to make payments on the corresponding junior subordinated debentures;

     . its obligations under the preferred securities guarantee (its payment obligations are subject to payment on all of its general liabilities); and

     . its obligations under the trust agreement; and

  .  may also issue and sell other debt securities to the public.

We urge you to read this prospectus and the prospectus supplement carefully before you make your investment decision.

--------------------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 15, 1999.

                             ABOUT THIS PROSPECTUS

   In this prospectus, "we" and "Wisconsin Energy" refer to Wisconsin Energy Corporation and a "trust" or "WEC Trust" refers to either WEC Capital Trust I or WEC Capital Trust II, which are the Delaware statutory business trusts that we have formed to issue the preferred securities.

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, Wisconsin Energy or the WEC Trusts may issue and sell to the public any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

   This prospectus provides you with only a general description of the securities we or the WEC Trusts may issue and sell. Each time we or the trusts issue and sell securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe the interest rate, payment dates, maturity and other terms of any debt securities that we issue and sell, and the rights to periodic cash distributions, payments on liquidation and other terms of a trust's preferred securities. The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of the underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

   Unless we say otherwise in the prospectus supplement, we may redeem our debt securities for cash, or cause the trusts to liquidate and give investors our debt securities in place of the trusts' preferred securities.

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

   We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains the words "anticipate," "believe," "estimate," "expect," "project," "objective" or a similar expression to identify it as a forward-looking statement.

   We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

   In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the captions "Factors Affecting Results of Operations" and "Cautionary Factors" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K or under similar captions in the other documents we have incorporated by reference.

                                WISCONSIN ENERGY

   We were incorporated in the state of Wisconsin in 1981 and became a holding company in 1986. Our principal subsidiary is Wisconsin Electric Power Company, an electric, gas and steam utility. We also have subsidiaries engaged in various non-utility businesses. We conduct our operations in the following four business segments.

  . Electric Operations: Our Wisconsin electric operations generate, transmit, distribute and sell electric energy in a territory of approximately 12,000 square miles with a population estimated at 2,300,000 in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. In May 1998, we acquired Edison Sault Electric

     Company, an electric utility which serves approximately 21,000 residential, commercial and industrial customers in Michigan's eastern Upper Peninsula. We operate Wisconsin Electric and Edison Sault as separate utility subsidiaries within their existing historical service territories. Wisconsin Electric and Edison Sault continue to be separately regulated by their respective states.

  . Gas Operations: Our Wisconsin gas operations purchase, distribute and sell natural gas to retail customers and transport customer-owned gas in four distinct service areas of about 2,800 square miles in Wisconsin: west and south of the City of Milwaukee, the Appleton area, the Prairie du Chien area and northern Wisconsin. The gas service territory, which has an estimated population of approximately 1,200,000, is largely within Wisconsin Electric's electric service area.

  . Steam Operations: Our steam operations generate, distribute and sell steam supplied by Wisconsin Electric's Valley and Milwaukee County Power Plants. Steam is used by customers for space heating and process applications in the metropolitan Milwaukee area.

  . Non-Utility Operations: Our non-utility subsidiaries are devoted primarily to stimulating economic growth in the Wisconsin Electric service area and to capitalizing on diversified investment opportunities for stockholders.

   We are an exempt holding company by order of the SEC under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended. As a result, we are exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility. Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

                                THE WEC TRUSTS

   Each WEC Trust is a statutory business trust that we have formed under Delaware law. For each trust there is a trust agreement signed by us as depositor, by The First National Bank of Chicago as property trustee, by First Chicago Delaware Inc. as Delaware trustee and by two of our employees as administrative trustees. For each trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through the trust, the trust agreement will be amended to read substantially like the form of amended and restated trust agreement that is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Issuance and Sale of the Trust Securities

   We have created each WEC Trust solely to:

  . issue and sell its trust securities (including the preferred securities and the common securities), which represent proportionate beneficial ownership interests in that WEC Trust and its assets;

  . use the proceeds from the sale of the trust securities to buy from us a series of our junior subordinated debentures, which will be the only assets of that WEC Trust;

  .  maintain its status as a grantor trust for federal income tax purposes;
     and

  . engage in only those other activities necessary or convenient to accomplish the other purposes.

Because the WEC Trusts' only assets will be junior subordinated debentures that we issue to them, our payments on those debt securities will be the only source of funds to be paid to purchasers or owners of the trust securities. Each of the WEC Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of any other similar trust we may create.

   We will acquire and own all of the common securities of each WEC Trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of each WEC Trust. The remainder, representing up to 97% of the ownership interests in the WEC Trust, will be preferred securities of the WEC Trust which may be sold to the public. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the WEC Trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if we default on the corresponding junior subordinated debentures that we issue to the WEC Trust and do not cure the default within the times specified in the indenture governing our issuance of our junior subordinated debentures, our rights to payments as holder of the common securities will be subordinated to the rights of the holders of the preferred securities. See "DESCRIPTION OF PREFERRED SECURITIES-- Subordination of Common Securities."

   Unless we say otherwise in the applicable prospectus supplement, each WEC Trust will have a term of approximately 50 years. However, a WEC Trust may dissolve earlier as provided in the applicable trust agreement and the prospectus supplement.

   Each WEC Trust's business and affairs will be conducted by its trustees, whom we will appoint as holder of the common securities. Unless we say otherwise in the applicable prospectus supplement, the trustees for each WEC Trust will be:

  .  The First National Bank of Chicago, as the property trustee

  .  First Chicago Delaware Inc., as the Delaware trustee

  .  Two of our officers, as individual administrative trustees.

We refer to all of these trustees collectively as the "issuer trustees." The First National Bank of Chicago, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Unless we say otherwise in the applicable prospectus supplement, The First National Bank of Chicago will also act as trustee under our guarantee agreement relating to the preferred securities. See "DESCRIPTION OF GUARANTEES" and "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts."

   As the holder of the common securities of a WEC Trust, we will ordinarily have the right to appoint, remove or replace the property trustee or the Delaware trustee for each WEC Trust. However, if we are in default with respect to the corresponding junior subordinated debentures issued to that WEC Trust (and we haven't cured that default within the time specified in the indenture), then the holders of a majority in liquidation amount of that WEC Trust's outstanding preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; we retain that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the applicable trust agreement.

   Pursuant to the indenture and the trust agreement, we promise to pay all fees and expenses related to each WEC Trust and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each WEC Trust, except obligations under the preferred securities and the common securities.

   The WEC Trusts have no separate financial statements. Separate financial statements would not be material to holders of the preferred securities because the WEC Trusts have no independent operations. They exist solely for the limited functions summarized above. We will guarantee the preferred securities as described later in this prospectus.

   The principal executive office of each WEC Trust is c/o Wisconsin Energy Corporation, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201, and its telephone number is (414) 221-2345.

                                USE OF PROCEEDS

   Each WEC Trust will use all of the proceeds it receives from the sale of its trust securities (including both the preferred securities and the common securities) to purchase from us the corresponding junior subordinated debentures that will provide the funds for the trust's payments to purchasers of its trust securities. Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our debt securities (either to the trusts or directly to the public) for investments (including funding equity contributions to affiliates), for repayment of borrowings, and/or for general corporate purposes. We may temporarily invest any funds not required immediately for those purposes in short-term marketable securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, look at our current filings with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                 CAPITALIZATION

   The following table summarizes our historical capitalization as of December 31, 1998, and our capitalization as adjusted to reflect the assumed issuance and sale of an aggregate of $300 million liquidation amount of preferred securities and the related common securities of the trusts. The long-term debt shown does not include $119 million of long term debt due within one year.

                                                            December 31, 1998
                                                               (Unaudited)
                                                          ---------------------
                                                          Actual  As Adjusted
                                                          ------ --------------
                                                          Amount Amount Percent
                                                          ------ ------ -------
                                                          (Dollars in millions)
Capital Structure:
  Long Term Debt......................................... $1,749 $1,749   43.9%
  Company-Obligated Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely
   Debentures of the Company.............................    --     300    7.5%
  Preferred Stock of Wisconsin Electric Power Company
   Without Mandatory Redemption Requirements.............     31     31    0.8%
  Common Equity..........................................  1,903  1,903   47.8%
                                                          ------ ------  -----
    Total Capitalization................................. $3,683 $3,983  100.0%
                                                          ====== ======  =====
Short Term Debt.......................................... $  287 $  101    2.5%
                                                          ====== ======  =====

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our historical ratios of earnings to fixed charges are described below for the periods indicated.

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
      Ratio of Earnings to Fixed Charges............... 2.8x 1.7x 4.0x 4.1x 3.4x

   These computations include us and our subsidiaries. For these ratios, "earnings" is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes. "Fixed charges" consists of interest charges, amortization of debt expenses, amounts representing the interest factors of nuclear fuel rental expense and for a long-term power purchase contract accounted for as a capital lease, and an amount equal to the earnings before income taxes that would be required to pay preferred dividends of wholly owned subsidiaries. See "WHERE YOU CAN FIND MORE INFORMATION."

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities, including any junior subordinated debentures that we issue to a WEC Trust, will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities, including the junior subordinated debentures that are issued to the WEC Trusts. The debt securities will be issued in one or more series under the indenture described above between us and The First National Bank of Chicago, as trustee and under a securities resolution (which may be in the form of a resolution or a supplemental indenture) authorizing the particular series.

   We have summarized selected provisions of the indenture below. The summary is not complete. The form of the indenture and a form of securities resolution are filed as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series also has been or will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

   The indenture does not significantly limit our operations. In particular, it does not:

  . limit the amount of debt securities that we can issue under the indenture;

  . limit the number of series of debt securities that we can issue from time to time;

  .  restrict the total amount of debt that we or our subsidiaries may incur;
     or

  . contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

   As of the date of this prospectus, there are no debt securities outstanding under the indenture. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

   Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Terms

   A prospectus supplement and a securities resolution relating to the offering of any series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

  . the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

  . the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  . the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

  . the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

  . the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  .  the manner of paying principal and interest on the debt securities;

  .  the place or places where principal and interest will be payable;

  . the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

  .  the terms of any conversion or exchange right;

  .  the terms of any redemption of debt securities at the option of holders;

  .  any tax indemnity provisions;

  . if payments of principal or interest may be made in a currency other than U.S. Dollars, the manner for determining such payments;

  . the portion of principal payable upon acceleration of any discounted debt security (as described below);

  . whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

  . whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

  . provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

  . the ranking of the debt securities, including the relative degree, if any, to which the debt securities of such series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

  . any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

  .  any provisions relating to the deferral of payment of any interest;

  . if the series of debt securities is to be issued to a WEC Trust, the forms of the related trust agreement and guarantee agreement;

  . the additions or changes, if any, to the indenture with respect to that series of debt securities to permit or facilitate the issuance of that series of debt securities to a WEC Trust; and

  . any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

   We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

   In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

   A holder of registered debt securities may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

   We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special United States federal income tax and other considerations applicable to discounted debt securities will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

   The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

   Any restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

   Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will represent our unsecured debt.

   Because we are a holding company and conduct all of our operations through subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to us. The indenture does not limit us or our subsidiaries if we decide to issue additional debt. Some of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 1998, our subsidiaries had approximately $2.1 billion of outstanding debt, and preferred stock issued by Wisconsin Electric was entitled to annual dividends of approximately $1.2 million.

Successor Obligor

   The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

  . that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  . that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons;

  . all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  .  immediately after the transaction no default exists under the indenture.

   The successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

   Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

Defaults and Remedies

   Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

  . we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

  . we default in the payment of the principal and premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

  . we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

  . we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  .  pursuant to or within the meaning of any Bankruptcy Law we:

    --commence a voluntary case,

    --consent to the entry of an order for relief against us in an involuntary case,

    --consent to the appointment of a custodian for us or for all or substantially all of our property, or

    --make a general assignment for the benefit of our creditors;

  . a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

    --is for relief against us in an involuntary case,

    --appoints a custodian for us or for all or substantially all of our property, or

    --orders us to liquidate; or

  . there occurs any other event of default provided for in such series. (Section 6.01)

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

   A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

   If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or (except as provided in the next sentence) the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. In the case of a series issued to a WEC Trust, if, upon an event of default, the trustee or the holders of not less than 25% in aggregate principal amount of the series fail to declare the principal of all the debt securities of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the preferred securities then outstanding shall have the right to do so by notice to us and to the trustee. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

   Except as provided in the next sentence, the holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. In the case of a series of debt securities issued to a WEC Trust, the holders of a majority in aggregate liquidation amount of the preferred securities then outstanding shall also have the right to rescind the acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02)

   If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

   In the case of a series issued to a WEC Trust, any holder of the related preferred securities of the WEC Trust shall have the right, upon the occurrence and continuance of an event of default with respect to the series following our failure to pay timely interest, principal or premium as described above, to sue us directly. In that lawsuit the holder of the related preferred securities can force us to pay to the holder the principal of, and premium, if any, and interest on, the debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by that holder. (Section 6.06)

   The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

   The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

   The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. However, in the case of a series of debt securities issued to a WEC Trust, we are not permitted to adopt an amendment that adversely affects the holders of the preferred securities in any material respect, and no termination of the indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the preferred securities then outstanding unless and until the principal (and premium, if any) of the debt securities of that series and all accrued and unpaid interest thereon have been paid in full. Furthermore, in the case of a series issued to a WEC Trust, no amendment can be made to the provisions of the indenture allowing holders of preferred securities to sue directly following our failure to make timely payments on the debt securities as described above without the prior consent of the holder of each preferred security then outstanding unless and until the principal (and premium, if any) of the debt securities of the series and all accrued and unpaid interest thereon have been paid in full. (Section 10.02)

   Without the consent of each debt security holder affected, no amendment or waiver may :

  . reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

  . reduce the interest on or change the time for payment of interest on any debt security (but this does not affect our right to elect to defer one or more payments of interest as described below under "Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Option to Extend Interest Payment Date");

  . change the fixed maturity of any debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

  . reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof;

  . change the currency in which the principal or interest on a debt security is payable;

  . make any change that materially adversely affects the right to convert or exchange any debt security; or

  . waive any default in payment of interest on or principal of a debt security. (Section 10.02)

   Without the consent of any debt security holder, we may amend the indenture or the debt securities:

  .  to cure any ambiguity, omission, defect, or inconsistency;

  . to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

  . to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

  .  to create a series of debt securities and establish its terms;

  . to provide for a separate trustee for one or more series of debt securities; or

  . to make any change that does not materially adversely affect the rights of any debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

   Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

   We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

   To exercise either defeasance option as to a series of debt securities, we must:

  . irrevocably deposit in trust (the "defeasance trust") with the trustee or another trustee money or U.S. government obligations;

  . deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

  . comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or
(b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or
(b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. It also includes certificates representing an ownership interest in such obligations. (Section 8.02)

Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts

   General. The junior subordinated debentures that we issue to a WEC Trust may be issued in one or more series under the indenture with terms corresponding to the terms of a series of preferred securities issued by that WEC Trust. Concurrently with the issuance of each WEC Trust's preferred securities, the WEC Trust will invest the proceeds from the sale of the preferred securities and the consideration we pay for the common securities in a series of corresponding junior subordinated debentures that we will issue to the WEC Trust.

   Each series of corresponding junior subordinated debentures:

  .  will be unsecured;

  . will be in the principal amount equal to the aggregate stated liquidation amount of the preferred securities and the common securities of the WEC Trust; and

  . will rank equally with all other series of junior subordinated debt securities in terms of priority of payment.

   Unless provided otherwise in the prospectus supplement, holders of the preferred securities issued by a WEC Trust that owns a series of corresponding junior subordinated debentures will have the rights summarized above in connection with modifications to the indenture or upon occurrence of a trust event of default. See "Amendments and Waivers" and "Defaults and Remedies," above and "RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES--Enforcement Rights of Holders of Preferred Securities."

   The prospectus supplement will describe specific terms relating to the offering of the corresponding junior subordinated debentures. See "DESCRIPTION OF DEBT SECURITIES--Terms."

   Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of corresponding junior subordinated debentures:

  . to maintain, directly or indirectly, 100% ownership of the common securities of the WEC Trust to which the corresponding junior subordinated debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to our ownership of the common securities);

  .  not to voluntarily dissolve, wind-up or liquidate any WEC Trust, except:

    --in connection with a distribution of the junior subordinated debentures to the holders of the preferred securities in liquidation of the WEC Trust; or

    --in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

  . to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such WEC Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

For additional covenants relating to payment of expenses of the WEC Trusts, see "DESCRIPTION OF PREFERRED SECURITIES--Payment of Expenses."

   Option to Extend Interest Payment Date. Unless otherwise stated in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of corresponding junior subordinated debentures to defer payments of interest for a specified number of consecutive interest payment, or extension, periods. No extension period may extend beyond the maturity date of that series of corresponding junior subordinated debentures. We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, we will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law.) United States federal income tax consequences and special considerations applicable to any corresponding junior subordinated debentures for which an extension period has been elected will be described in the applicable prospectus supplement. During any extension period, or while we are in default, we will be restricted in our ability to make payments or incur obligations related to our capital stock or debt securities ranking equal to or below the junior subordinated debentures.

   Prior to the termination of any extension period, we may further extend the interest payment period. However, the deferral period, together with all prior and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. After the termination of any deferral period and the payment of all amounts due, we may decide to begin a new deferral period, subject to the above requirements.

   If the property trustee is the sole holder of the series of junior subordinated debentures held by the WEC Trust, we will give the administrative trustee and the property trustee notice of our selection of any deferral period one business day prior to the earlier of:

  .  the next date distributions on the preferred securities are payable; or

  . the date the WEC Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

If the property trustee is not the sole holder of the series of junior subordinated debentures, we will give the debenture holders notice of our selection of any deferral period ten business days prior to the earliest of:

  .  the next interest payment date; or

  . the date upon which we are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record or payment date of any related interest payment.

   Redemption. The junior subordinated debentures and the applicable securities resolution will provide the terms upon which we can redeem the junior subordinated debentures at our option, and will specify a date prior to which we will not be allowed to redeem the junior subordinated debentures, and after which we will have the right to redeem the junior subordinated debentures, in whole or in part, upon not less than 30 days nor more than 60 days notice to the holder of the junior subordinated debentures at a redemption price or prices stated in the applicable prospectus supplement.

   If the junior subordinated debentures are redeemed only in part, they will be redeemed pro rata or by lot or by any other method selected by the trustee. If a partial redemption of the corresponding junior subordinated debentures would result in delisting of the preferred securities issued by the WEC Trust from any national securities exchange or other self-regulatory organization on which the preferred securities are then listed, we will not be permitted to effect a partial redemption and may only redeem the corresponding junior subordinated debentures as a whole.

   Except as otherwise specified in the applicable prospectus supplement and subject to the provisions of the applicable securities resolution, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a WEC Trust occurs and is continuing, we have the option to redeem the corresponding junior subordinated debentures held by the WEC Trust, in whole but not in part, at any time within 90 days thereafter. If the applicable WEC Trust is the holder of all outstanding corresponding junior subordinated debentures, the proceeds of the redemption will be used by the WEC Trust to redeem the corresponding preferred securities and common securities in accordance with their terms.

   "Tax Event" means that the applicable WEC Trust will have received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of any

  . amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority, or

  . official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations,

in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of junior subordinated debentures pursuant to the applicable securities resolution, there is more than an insubstantial risk that:

  . the WEC Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States Federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest we pay on the corresponding junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States Federal income tax purposes; or

  . the WEC Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means that the applicable WEC Trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of original issuance of the preferred securities by the WEC Trust, the WEC Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

   Restrictions on Certain Payments. Unless otherwise provided in the applicable prospectus supplement, we will promise, as to each series of junior subordinated debentures issued to a WEC Trust, that we and our subsidiaries will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures, or

  . make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the junior subordinated debentures other than:

  .  dividends or distributions payable in our common stock;

  . redemptions or purchases of any rights pursuant to our shareholder rights plan, if any, or any successor rights agreement, and the declaration of a dividend of rights or the issuance of stock under a rights agreement in the future;

  . payments under any guarantee relating to the preferred securities of a WEC Trust;

  . purchases of common stock related to the issuance of common stock under any benefit plans for our directors, officers or employees;

  .  obligations under any dividend reinvestment plan or stock purchase plan;
     and

  . purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our capital stock.

These restriction apply only if:

  .  at that time we have actual knowledge that an event has occurred that
     (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture with respect to the junior subordinated debentures of that series and (b) we shall not have taken reasonable steps to cure the event, or

  . the corresponding junior subordinated debentures are held by a WEC Trust which is the issuer of a series of related preferred securities, and we are in default with respect to payment of any obligations under the guarantee relating to those preferred securities, or

  . we shall have given notice of our selection of a deferral of interest extension period as provided pursuant to the securities resolution with respect to the corresponding junior subordinated debentures and shall not have rescinded the notice, or the extension period shall be continuing.

Regarding the Trustee

   The First National Bank of Chicago will act as trustee and registrar for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee.

   The First National Bank of Chicago is a participating lender with respect to our existing credit agreements for our commercial paper program ($15 million) and is a lender and administrative agent for a $75 million credit arrangement for Wisconsin Electric, one of our subsidiaries. One of our directors is also a director of the bank and of the bank holding company.

                      DESCRIPTION OF PREFERRED SECURITIES

   The following section describes the general terms and provisions of the preferred securities to which any prospectus supplement may relate. The particular terms of the preferred securities offered by any WEC Trust and the extent to which any of these general provisions do not apply to its preferred securities will be described in the prospectus supplement relating to that WEC Trust and its preferred securities.

   Pursuant to the terms of the trust agreement for each WEC Trust, the administrative trustees are authorized to issue the preferred securities and the common securities on behalf of the WEC Trust. The preferred securities will represent beneficial ownership interests in the assets of the WEC Trust. The holders of the preferred securities will be entitled to a preference over holders of the common securities of the WEC Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of preferred securities will also have certain other benefits as described in the corresponding trust agreement.

   We have summarized selected provisions of the preferred securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. Each of the WEC Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

   The preferred securities of a WEC Trust will rank equally, and payments on the preferred securities will be made pro rata, with the common securities of that WEC Trust except as described under "--Subordination of Common Securities." Legal title to the corresponding junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the related preferred securities and for us as holder of the common securities. Each guarantee agreement we execute for the benefit of the holders of a WEC Trust's preferred securities will be a guarantee on a junior subordinated basis with respect to the related preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the related WEC Trust does not have funds available to make such payments. See "DESCRIPTION OF GUARANTEES."

Distributions

   Distributions on the preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that any date on which distributions are payable on the preferred securities is not a business day, payment of the distribution will be made on the next succeeding day that is a business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

   A WEC Trust's preferred securities represent beneficial ownership interests in the assets of that WEC Trust. The distributions on each preferred security will be payable at a rate specified in the prospectus supplement for that preferred security. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum specified in the applicable prospectus supplement. Distributions on preferred securities as used in this prospectus includes any additional distributions unless otherwise stated.

   The revenue of each WEC Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debentures it owns. Each WEC Trust will invest the proceeds from the issuance and sale of its trust securities in the corresponding junior subordinated debentures, and it will have no other assets. See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts." If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related preferred securities. We have guaranteed the payment of distributions (if and to the extent the WEC Trust has funds legally available for the payment of distributions and cash sufficient to make the payments) on a limited basis as set forth herein under "DESCRIPTION OF GUARANTEES."

   Distributions on the preferred securities will be payable to the holders as they appear on the register of the WEC Trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described under "BOOK-ENTRY ISSUANCE." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Payment of Expenses

   Pursuant to the indenture, we have agreed to pay all debts and obligations (other than distributions on the trust securities) and all costs and expenses of the WEC Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the WEC Trusts, the fees and expenses of the property trustee, the Delaware trustee and the administrative trustees and all costs and expenses relating to the operation of the WEC Trusts. As a result, the net amounts received and retained by a WEC Trust after paying these fees, expenses, debts and obligations will be equal to the amounts the WEC Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us, and we have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the WEC Trust or any other person before proceeding against us. We will execute such additional agreements as may be necessary to give full effect to these promises.

Redemption or Exchange

   If we repay or redeem, in whole or in part, any junior subordinated debentures that have been issued to a WEC Trust, whether at maturity or earlier, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the trust securities. The property trustee will give not less than 30 nor more than 60 days notice, and the redemption price will be equal to the sum of:

  .  the aggregate liquidation amount of the trust securities being redeemed;
     plus

  . accumulated but unpaid distributions on to the redeemed trust securities to the date of redemption; plus

  . the related amount of the premium, if any, that we pay upon the concurrent redemption of corresponding junior subordinated debentures.

See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Redemption."

   If we are repaying or redeeming less than all of any series of junior subordinated debentures on a redemption date, then the proceeds from the repayment or redemption shall be allocated to redeem the related trust securities pro rata. The amount of premium, if any, that we pay to redeem all or any part of any series of any corresponding junior subordinated debentures will also be allocated to the redemption pro rata of the related trust securities.

   We will have the right to redeem any series of junior subordinated debentures:

  . subject to the conditions described under "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Redemption"; or

  .  as may be otherwise specified in the applicable prospectus supplement.

   We have the right to dissolve a WEC Trust at any time and, after satisfaction of any liabilities to creditors of the WEC Trust as provided by applicable law, to cause the corresponding junior subordinated debentures owned by the WEC Trust to be distributed to the holders of the related preferred securities and common securities in liquidation of the WEC Trust.

   If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of junior subordinated debentures at the time that we exercise our right to elect to dissolve the related WEC Trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the related preferred securities and common securities in liquidation of the WEC Trust. However, we can extend the maturity only if the conditions specified in the applicable prospectus supplement are met at the time the election is made and at the time of the extension.

   After the liquidation date fixed for any distribution of corresponding junior subordinated debentures to the holders of any series of preferred securities:

  . that series of preferred securities will no longer be deemed to be outstanding;

  . The Depository Trust Company (DTC) or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered in the distribution; and

  . any certificates representing that series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of that series of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on that series of preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

   We cannot predict the market prices for the preferred securities or the corresponding junior subordinated debentures that may be distributed in exchange for preferred securities. As a result, the preferred securities that an investor may purchase, or the corresponding junior subordinated debentures that an investor may receive on dissolution and liquidation of a WEC Trust, may trade at a lower price than the investor paid to purchase the preferred securities.

Redemption and Exchange Procedures

   Any preferred securities that are redeemed on any redemption date will receive the redemption price from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related WEC Trust has funds on hand available for the payment of such redemption price. See "Subordination of Common Securities."

   If a WEC Trust gives a notice of redemption in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. See "BOOK-ENTRY ISSUANCE." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the preferred securities.

   Nevertheless, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding.

   Except as specified in the applicable prospectus supplement, in the event that any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the WEC Trust or by us pursuant to the guarantee as described under "DESCRIPTION OF GUARANTEES," then:

  . distributions on those preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the WEC Trust for those preferred securities to the date the redemption price is actually paid; and

  . the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

   Payment of the redemption price on the preferred securities and any distribution of corresponding junior subordinated debentures to holders of preferred securities will be made to the applicable record holders thereof as they appear on the register for the preferred securities on the relevant record date. Except as provided in the next sentence, the record date will be one business day prior to the relevant redemption date or liquidation date, as applicable. However, if any preferred securities are not in book-entry form, the relevant record date for those preferred securities shall be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

   If less than all of the preferred securities and common securities issued by a WEC Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of the two classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at the holder's registered address. Unless we default in payment of the redemption price on the corresponding junior subordinated debentures, on and after the redemption date interest ceases to accrue on the corresponding junior subordinated debentures or portions thereof (and distributions cease to accrue on the related preferred securities or portions thereof) called for redemption.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, each WEC Trust's preferred securities and common securities, as applicable, generally shall be made pro rata based on the liquidation amount of the preferred securities and of the common securities. However, if on any distribution date or redemption date an event of default with respect to any corresponding junior subordinated debenture shall have occurred and be continuing, then:

  . neither we nor the WEC Trust shall pay any distribution on, or redemption price of, any of the WEC Trust's common securities, and neither we nor the WEC Trust shall make any other payment on account of the redemption, liquidation or other acquisition of such common securities, unless

    --all accumulated and unpaid distributions on all of the WEC Trust's outstanding preferred securities are paid in cash for all distribution periods terminating on or prior to any payment on the common securities, and

    --in the case of a payment of the redemption price, the full amount of the redemption price on all of the WEC Trust's outstanding preferred securities then called for redemption shall have been paid or provided for; and

  . all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the WEC Trust's preferred securities then due and payable.

   In the case of any event of default with respect to any corresponding junior subordinated debentures, we (as holder of the WEC Trust's common securities) will be deemed to have waived any right to act with respect to the event of default under the applicable trust agreement until the effect of all events of default with respect to such preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the applicable trust agreement with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the WEC Trust's common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

   Pursuant to each trust agreement, each WEC Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

  .  specified events relating to our bankruptcy, dissolution or liquidation;

  . our written direction to the property trustee, as depositor, to dissolve the WEC Trust and distribute the corresponding junior subordinated debentures to the holders of the preferred securities in exchange for the preferred securities (which direction is optional and wholly within our discretion as depositor);

  .  the redemption of all of the WEC Trust's trust securities; and

  . the entry of an order for the dissolution of the WEC Trust by a court of competent jurisdiction.

   If an early dissolution occurs in any manner except by the redemption of all of the trust securities, then the WEC Trust will be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible. Except as provided in the next sentence, the issuer trustees shall distribute (after satisfaction of any liabilities to creditors of such WEC Trust as provided by applicable law) to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. However, if such a distribution is determined by the property trustee not to be practical, the holders of the trust securities will be entitled to receive out of the assets of the WEC Trust available for distribution to holders (after satisfaction of any liabilities to creditors of the WEC Trust as provided by applicable law) a liquidation distribution in an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the WEC Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the WEC Trust on its preferred securities will be paid on a pro rata basis.

   As the holder of the WEC Trust's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of its preferred securities. However, if an event of default relating to the corresponding junior subordinated debentures has occurred and is continuing, the preferred securities will have a priority over the common securities.

Events of Default; Notice

   Any one of the following events constitutes a trust "event of default" under each trust agreement with respect to the preferred securities issued thereunder (whatever the reason for the trust event of default):

  . the occurrence of an event of default with respect to a corresponding series of junior subordinated debentures issued under the indenture to the trust (see "DESCRIPTION OF DEBT SECURITIES--Defaults and Remedies"); or

  . default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 60 days; or

  . default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable; or

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the issuer trustees in the trust agreement (other than a default in the payment of any distribution or any redemption price as provided above), and continuation of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting issuer trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable WEC Trust, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "notice of default" under the trust agreement; or

  . the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within 90 days after the occurrence of any trust event of default actually known to the property trustee, the property trustee is required to transmit notice of the trust event of default to the holders of the WEC Trust's preferred securities, to the administrative trustees and to us, as depositor, unless the trust event of default shall have been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we each are in compliance with all the conditions and covenants applicable to us under each trust agreement.

   If an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the preferred securities shall have a preference over the common securities upon termination of the WEC Trust as described above. See "Liquidation Distribution upon Dissolution." The existence of a trust event of default does not entitle the holders of preferred securities to cause the redemption of the preferred securities.

Removal of Issuer Trustees

   We as the holder of the common securities may remove an administrative trustee at any time. Unless an event of default with respect to a corresponding junior subordinated debenture shall have occurred and be continuing, we as the holder of the common securities may also remove the property trustee or the Delaware trustee at any time. If a trust event of default resulting from an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees: that right belongs exclusively to us as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

Co-trustees and Separate Property Trustee

   Unless a trust event of default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we (as the holder of the common securities) and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. In case an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee alone will have power to make such an appointment.

Merger or Consolidation of Issuer Trustees

   Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the WEC Trusts

   A WEC Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below, as described in "Liquidation Distribution upon Dissolution" or as described in the prospectus supplement with respect to the preferred securities. A WEC Trust may, at our request, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

  . the successor entity either (a) expressly assumes all of the obligations of the WEC Trust with respect to the preferred securities or (b) substitutes for the preferred securities other successor securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

  . the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed, if any;

  . the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by a nationally recognized statistical rating organization;

  . the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

  . the successor entity has a purpose substantially similar to that of the WEC Trust;

  . prior to the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the WEC Trust experienced in such matters to the effect that

    --the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and

    --following the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the WEC Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  . we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the general provisions described above, a WEC Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the WEC Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

   The holders of the preferred securities will have only the voting rights described below and under "DESCRIPTION OF GUARANTEES--Amendments and Assignment," plus any voting rights required by law.

   Each trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the preferred securities:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the other provisions of the trust agreement; or

  . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the WEC Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the WEC Trust will not be required to register as an "investment company" under the Investment Company Act.

However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust securities. Any amendment of the trust agreement becomes effective when we give notice of the amendment to the holders of the trust securities.

   Each trust agreement may be amended by us and the issuer trustees with:

  . the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

  . receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the WEC Trust's status as a grantor trust for United States federal income tax purposes or the WEC Trust's exemption from status as an "investment company" under the Investment Company Act.

However, without the consent of each holder of trust securities, no amendment may:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to sue for the enforcement of any distribution payment.

   The property trustee is required to notify each holder of preferred securities whenever the property trustee is notified of a default with respect to the corresponding junior subordinated debentures. Furthermore, so long as any junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debentures;

  . waive any past default that is waivable under the indenture governing the junior subordinated debentures;

  . exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debentures shall be due and payable; or

  . give a required consent to any amendment, modification or termination of the indenture, the applicable securities resolution or the corresponding junior subordinated debentures unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where the indenture requires the consent of each affected holder of corresponding junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the related preferred securities. The issuer trustees cannot revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

   In addition to obtaining approval of the holders of the preferred securities as described above, the issuer trustees are required to obtain an opinion of counsel to the effect that the proposed action will not cause the WEC Trust to be classified as a corporation for United States federal income tax purposes.

   Any required approval of holders of preferred securities may be given either at a meeting of holders of preferred securities or pursuant to a written consent. The property trustee must notify record holders of preferred securities of any meeting in the manner set forth in each trust agreement.

   No vote or consent of the holders of preferred securities will be required for a WEC Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

   Whenever holders of preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

Payment and Paying Agency

   The depositary for the preferred securities will make payments in respect of the preferred securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any WEC Trust's preferred securities are not held by the depositary, then the paying agent will mail checks to registered holders of the preferred securities as their addresses appear on its Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and to us. The paying agent can resign upon 30 days' written notice to the property trustee and to us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and to us to act as paying agent.

Registrar and Transfer Agent

   Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

   Each WEC Trust will register transfers of preferred securities without charge, but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The WEC Trusts will not register transfers of their preferred securities after the relevant preferred securities are called for redemption.

Information Concerning the Property Trustee

   The property trustee undertakes to perform only the duties that are specifically set forth in each trust agreement, other than during the continuance of a trust event of default. After a trust event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, then we will have the right to tell the property trustee which action to take unless the matter is one on which holders of preferred securities are entitled to vote. If we don't give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the trust securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to operate the WEC Trusts in such a way that:

  .  no WEC Trust will be:

    --deemed to be an "investment company" required to be registered under the Investment Company Act; or

    --classified as an association taxable as a corporation for United
     States federal income tax purposes; and

  . the corresponding junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

We and the administrative trustees are authorized to take any lawful action (consistent with the certificate of trust of each WEC Trust and each trust agreement) that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the related preferred securities.

   Holders of the preferred securities have no preemptive or similar rights.

   Neither WEC Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

   When the trust securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as guarantee trustee under each guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the related WEC Trust's preferred securities.

   We have summarized certain provisions of the guarantees below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the guarantee agreement for provisions that may be important to you. Reference in this summary to preferred securities means that WEC Trust's preferred securities to which a guarantee relates.

General

   We will promise to pay the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the WEC Trust may have or assert other than the defense of payment. The guarantee payments will rank equal to the corresponding junior subordinated debentures and will be junior and subordinated to our senior debt and subordinated debt. The guarantee payments include the following, to the extent not paid by or on behalf of the related WEC Trust:

  . any accumulated and unpaid distributions required to be paid on the preferred securities, but only if and to the extent that the applicable WEC Trust has funds on hand available for the distributions at that time;

  . the redemption price with respect to any preferred securities called for redemption, if and to the extent that the applicable WEC Trust has funds on hand available to pay the redemption price at that time; or

  . upon a voluntary or involuntary dissolution, winding up or liquidation of a WEC Trust (unless the corresponding junior subordinated debentures are distributed to the holders of the preferred securities), the lesser of:

    --the liquidation distribution; and

    --the amount of assets of the applicable WEC Trust remaining available for distribution to holders of preferred securities.

   Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the applicable preferred securities or by causing the WEC Trust to pay them.

   Each guarantee will be an irrevocable guarantee on a junior subordinated basis of the related WEC Trust's obligations under the preferred securities, but will apply only to the extent that the related WEC Trust has funds sufficient to make the required payments. The guarantee is a guarantee of payment, not a guarantee of collection.

   If we do not make interest payments on the corresponding junior subordinated debentures held by a WEC Trust, the WEC Trust will not be able to pay distributions on the preferred securities. Each guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness. See "Status of the Guarantees." Also, all of our consolidated operating assets are owned by our subsidiaries, and most are owned by regulated utilities. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to us. We rely on funds obtained from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries and could be affected by regulatory limitations. See "DESCRIPTION OF DEBT SECURITIES--General" and "Ranking of Debt Securities." Except as otherwise provided in the applicable prospectus supplement, we and our subsidiaries are not limited in the amount of secured or unsecured debt that we may have outstanding. See the prospectus supplement relating to any offering of preferred securities.

   We have also agreed to guarantee the obligations of the WEC Trusts with respect to the common securities to the same extent as the guarantee to holders of the preferred securities. However, if there is an event of default with respect to a corresponding junior subordinated debenture, holders of preferred securities will have priority over holders of common securities.

   Our obligations described herein and in any accompanying prospectus supplement, through the applicable guarantee agreement, the applicable trust agreement, the corresponding junior subordinated debentures, and the applicable securities resolution under the indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the WEC Trust's obligations under the preferred securities. See "THE WEC TRUSTS," "DESCRIPTION OF PREFERRED SECURITIES," and "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts."

Status of the Guarantees

   Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior debt and subordinated debt.

   Each guarantee will rank equally with all other guarantees we issue relating to preferred securities issued by the WEC Trusts. Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first suing anyone else). Each guarantee will be held for the benefit of the holders of the related preferred securities. Each guarantee will be discharged only by payment of the guarantee payments in full (to the extent not paid by the WEC Trust) or by distribution of the corresponding junior subordinated debentures to the holders of the preferred securities. None of the guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of the related preferred securities in any material respect (in which case no vote will be required), no guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related outstanding preferred securities. The manner of obtaining any required approval will be as set forth under "DESCRIPTION OF PREFERRED SECURITIES--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each guarantee agreement will bind our successors, assigns, receivers, trustees and representatives and will benefit the holders of the related preferred securities then outstanding.

Events of Default

   We will be in default under any guarantee agreement if (a) we don't make required payments or (b) we are notified that we haven't performed some other obligation and have not cured that failure within 90 days.

   The holders of a majority in aggregate liquidation amount of the related preferred securities have the right:

  . to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

  . to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

Holders of a majority in aggregate liquidation amount of the related preferred securities also have the right to waive any past event of default and its consequences.

   Any holder of the preferred securities may institute a legal proceeding directly against us to enforce the WEC Trust's rights under the guarantee agreement without first instituting a legal proceeding against the WEC Trust, the guarantee trustee or anyone else.

   As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

Information Concerning the Guarantee Trustee

   The guarantee trustee promises to perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by us in performance of any guarantee. After we default and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

Termination of the Guarantees

   Each guarantee will terminate upon full payment of the redemption price of the related preferred securities, upon full payment of the amounts payable upon liquidation of the related WEC Trust or upon distribution of corresponding junior subordinated debentures to the holders of the related preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

   Each guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
               THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                              AND THE GUARANTEES

Full and Unconditional Guarantee

   We irrevocably guarantee payments of distributions and other amounts due on the preferred securities (to the extent the applicable WEC Trust has funds available for the payment of the distributions) as and to the extent set forth under "DESCRIPTION OF GUARANTEES." Taken together, our obligations under each series of corresponding junior subordinated debentures, the related securities resolution, the indenture, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the WEC Trust's obligations under the preferred securities.

   If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, the WEC Trust will not pay distributions or other amounts due on its preferred securities. The guarantees do not cover payment of distributions when the related WEC Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of a series of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness.

Sufficiency of Payments

   As long as all payments are made when due on each series of corresponding junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the related preferred securities. This is primarily because:

  . the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related preferred securities and related common securities;

  . the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related preferred securities;

  . we, as borrower, have promised to pay any and all costs, expenses and liabilities of each WEC Trust except the WEC Trust's obligations under its preferred securities; and

  . each trust agreement provides that the WEC Trust will not engage in any activity that is not consistent with the limited purposes of the WEC Trust.

   We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the related guarantee agreement.

Enforcement Rights of Holders of Preferred Securities

   A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related WEC Trust or anyone else.

   Our default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, our senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the corresponding junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Our failure to make required payments on any series of corresponding junior subordinated debentures would constitute a trust event of default.

Limited Purpose of WEC Trusts

   Each WEC Trust's preferred securities evidence undivided beneficial ownership interests in the assets of that WEC Trust, and each WEC Trust exists for the sole purposes of issuing its preferred securities and common securities, investing the proceeds in corresponding junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the WEC Trust (or from us under the applicable guarantee agreement) if and to the extent the WEC Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of any WEC Trust involving the liquidation of the corresponding junior subordinated debentures, the holders of the related preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of the WEC Trust (and after satisfaction of creditors of the WEC Trust as provided by applicable law). See "DESCRIPTION OF PREFERRED SECURITIES--Liquidation Distribution upon Dissolution." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debentures, would be one of our junior subordinated creditors. The property trustee would be subordinated in right of payment to all of our senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before our stockholders receive payments or distributions. We are the guarantor under each guarantee agreement and pursuant to the indenture, as borrower, have agreed to pay all costs, expenses and liabilities of each WEC Trust (other than the WEC Trust's obligations to the holders of its preferred securities). Accordingly, in the event of our liquidation or bankruptcy the positions of a holder of preferred securities and of a holder of corresponding junior subordinated debentures are expected to be substantially the same relative to our other creditors and to our stockholders.

                              BOOK-ENTRY ISSUANCE

   The debt securities, preferred securities and corresponding junior subordinated debentures of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. The depositary will be DTC unless otherwise indicated in the applicable prospectus supplement for a series. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

   DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security (Beneficial Owner) is in turn to be recorded on the direct and indirect participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

   To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   We and the WEC Trusts expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

   Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities (other than distribution payments on the preferred securities or corresponding junior subordinated debentures) will be made by us in immediately available funds to DTC. Distribution payments on the preferred securities or the corresponding junior subordinated debentures will be made by the relevant trustee to DTC. We and the WEC Trusts have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the WEC Trust (as applicable) or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

   Unless otherwise specified in the applicable prospectus supplement, if a depositary for a series of preferred securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual preferred securities of such series in exchange for the global security representing that series of preferred securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the preferred securities, determine not to have any preferred securities of a series represented by one or more global securities and, in that event, will issue individual preferred securities of that series in exchange for the global security or securities representing that series of preferred securities. Further, if we so specify with respect to preferred securities of a series, an owner of a beneficial interest in a global security representing preferred securities of that series may, on terms acceptable to us, the property trustee and the depositary for such global security, receive individual preferred securities of that series in exchange for that owner's beneficial interests, subject to any limitations described in the prospectus supplement relating to those preferred securities. In that instance, a Beneficial Owner in the global security will be entitled to physical delivery of individual preferred securities of the series represented by the global security equal in liquidation amount to such beneficial interest and to have such preferred securities registered in its name. Individual preferred securities of the series so issued will be issued in the denominations set forth in the related prospectus supplement.

   DTC may discontinue providing its services as securities depositary with respect to debt securities at any time by giving reasonable notice to us or the indenture trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive debt securities in exchange for all the global securities representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities represented by global securities and, in that event, will issue individual definitive debt securities in exchange for all the global securities representing the debt securities. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

   If the WEC Trust issues certificated preferred securities, they will be registered in the name of the security holder. The preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, The First National Bank of Chicago, One First National Plaza, Suite 0126, Chicago, Illinois 60670.

   Distribution payments will be made by check if the WEC Trust issues certificated preferred securities. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the preferred security.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we and the WEC Trusts believe to be accurate, but we and the WEC Trusts assume no responsibility for the accuracy thereof. Neither we nor the WEC Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   We and/or any WEC Trust may sell the securities in any one or more of the following ways from time to time: (a) to or through underwriters or dealers;
(b) directly to one or more purchasers; or (c) through agents. The prospectus supplement will set forth with respect to the securities being offered thereby the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us and/or a WEC Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

   If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and/or the applicable WEC Trust and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for us and/or an applicable WEC Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

   Securities may also be sold directly by us and/or a WEC Trust or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or a WEC Trust to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the prospectus supplement, we and/or a WEC Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us and/or a WEC Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the particular securities are being sold to underwriters, we and/or a WEC Trust shall have sold to such underwriters all of those securities other than the securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance by us or such institutional investors thereunder.

   If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

   Agents and underwriters may be entitled under agreements entered into with us and/or the applicable WEC Trust to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                             CERTAIN LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon (a) for us by Quarles & Brady LLP, Milwaukee, Wisconsin, our legal counsel, (b) for the WEC Trusts (with respect to the validity of the preferred securities under Delaware law) by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to us and the WEC Trusts, and (c) for any underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Larry J. Martin, a partner in Quarles & Brady LLP, serves as our general counsel.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

   Future audited financial statements incorporated in this prospectus by reference to future filings under the Exchange Act, as provided under "WHERE YOU CAN FIND MORE INFORMATION," will be so incorporated in reliance on the related report or reports of the firm of independent accountants auditing such financial statements, given on such authority of such firm, if and to the extent such filings include the consent of such firm to the incorporation of such report or reports herein.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. and through our own web site at http://wisenergy.com. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common stock is listed under the symbol"WEC." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Amendment No. 1 (on Form 10-K/A) dated June 27, 1998.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

  .  Current Reports on Form 8-K dated December 23, 1997 and April 28, 1998.

   You may request a copy of these documents at no cost by writing to us at the following address:

     Wisconsin Energy Corporation
     231 West Michigan Street
     P. O. Box 2949
     Milwaukee, Wisconsin 53201
     Attn: Mr. Thomas H. Fehring, Corporate Secretary
     Telephone: (414) 221-2662

   You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                         8,000,000 Preferred Securities

                              WEC CAPITAL TRUST I

                  6.85% Trust Preferred Securities (TruPS(R))

                ($25 liquidation amount per Preferred Security)

         Fully and unconditionally guaranteed, as described herein, by


                      [LOGO WISCONSIN ENERGY CORPORATION]

                                 ------------

                             PROSPECTUS SUPPLEMENT

                                 March 16, 1999

                  (Including prospectus dated March 15, 1999)

                                 ------------

Salomon Smith Barney
                Merrill Lynch & Co.
                                Bear, Stearns & Co. Inc.
                                                Robert W. Baird & Co.
                                                    Incorporated

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